Exhibit 10.31

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is entered into by and between Proteostasis Therapeutics, Inc. (the “Company”) and Po-Shun Lee (the “Executive” and, together with the Company, the “Parties”).  This Agreement is effective as of the Effective Date, as defined below.  Capitalized terms that are not otherwise defined in this Agreement shall have the meanings as defined in the Amended and Restated Employment Agreement dated October 21, 2016 between the Parties (the “Employment Agreement”).

WHEREAS, pursuant to the Employment Agreement, the Executive has an opportunity to receive certain pay, benefits and other consideration in the event of termination of his employment by the Company without “Cause” or his resignation for “Good Reason,” each as defined in the Employment Agreement, subject to the Executive’s timely execution and non-revocation of a Separation Agreement and Release in substantially the form attached to the Employment Agreement;

WHEREAS, the Parties engaged in discussions concerning possible amendments to the Employment Agreement to provide the Executive with additional consideration opportunities in the event of a termination of his employment without Cause or his resignation for Good Reason;

WHEREAS, before the execution of an amended Employment Agreement, the Company decided to terminate the Executive’s employment without Cause; and

WHEREAS, the Company remains prepared to offer additional consideration consistent with the substantive terms proposed by the Company as amendments to the Employment Agreement;

NOW, THEREFORE, in consideration of its mutual covenants and other consideration set forth herein, the Parties hereby agree as follows:

1.Enhanced Severance Terms.  In place of the terms set forth in Sections 4(c) and 5 of the Employment Agreement and in addition to the payment and provision of the Accrued Benefit as defined in Section 4(a) of the Employment Agreement, the Company shall pay and otherwise provide to the Executive the following payments, benefits and other terms as set forth in this Section 1.  For the avoidance of doubt, if the Company has tendered to the Executive a Separation and Release Agreement substantially in the form of Exhibit A to the Employment Agreement (the “EA Separation Agreement”), this shall replace such EA Separation Agreement and the EA Separation Agreement shall have no force and effect regardless of whether it has been or is subsequently executed.

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(a)Severance Pay and Benefits.

(i)The Company shall pay the Executive severance pay in the form of continuation of his base salary for the nine (9) month period immediately following July 22, 2019 (the “Date of Termination”) (such severance pay being “Severance Pay;” such period being the “Severance Period”) in accordance with the Company’s payroll practice, beginning on the Company’s first regular payroll date that occurs 35 days after the Date of Termination, with the first payment to include a payment for all amounts delayed due to the 35-day period.

(ii)If the Executive elects COBRA health continuation, the Company shall pay a monthly cash payment through the end of the Severance Period, the end of the Executive’s COBRA health continuation period or his eligibility for group medical care coverage through subsequent employment, whichever occurs earliest, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if he had remained employed by the Company (the “Health Benefit;” together with the Severance Pay, the “Severance Benefits”).  The Company shall make such monthly cash payment directly to the applicable insurer(s) along with the regular employee contributions, which employee contributions the Company may withhold from the Severance Pay; provided that if the Company determines that its payment of the Health Benefit is taxable income to the Executive, it may pay such amount directly to the Executive subject to applicable tax-related deductions and withholdings.

(iii)Any outstanding equity grants that are subject to vesting based only on the passage of time in service will continue to vest with respect to that number of shares which would have vested if the Executive had continued in employment with the Company in accordance with any such equity grant’s vesting schedule for the period until the later of (A) nine (9) months from the Date of Termination or (B) the end of the “Term” as defined in the Consulting Agreement (as defined below) (the “Consulting Agreement Termination Date”).  Any termination or forfeiture of the unvested portion of such equity grant that would otherwise occur on the Date of Termination in absence of this Agreement will be delayed until 35 days after the Date of Termination and will only occur if this Agreement has not become fully executed and effective.  The Executive shall have 90 days from the later of (i) the Date of Termination or (ii) the Consulting Agreement Termination Date to exercise vested equity grants (but in no event later than the applicable expiration date).

(iv)The Company shall pay the Executive a bonus based upon the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), with a target bonus opportunity equal to 40% of the Executive’s final annual base salary rate times a fraction, the numerator of which is the number of days from January 1, 2019 to the Date of Termination and the denominator of which is 365.  Such payment shall be made when bonus payments for 2019 under the Bonus Plan are issued to eligible employees but in no event later than March 15, 2020.

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In addition, and subject to the remainder of this Section 1, Section 6 (entitled “Non-Compete Provision”) of the Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement between the Executive and the Company (the “Restrictive Covenants Agreement”) shall be amended by replacing “one (1) year period” with “nine (9) month period” (the “Restrictive Covenants Amendment”).

(b)Mitigation.  If at any time during Severance Period the Executive obtains employment in any capacity that entitles the Executive to aggregate cash compensation equal to or greater than the aggregate amount of the Severance Pay, the Company shall discontinue payment of the Severance Pay.  Further, if at any time during the Severance Period the Executive obtains employment in any capacity that entitles the Executive to aggregate cash compensation less than the aggregate amount of the Severance Pay, then the Company shall reduce the remaining balance of the Severance Benefits by the difference between such aggregate cash compensation and the aggregate amount of the Severance Pay.  The Executive agrees to notify the Company promptly if the Executive obtains employment with another employer.  The Executive also agrees to respond promptly and fully to any reasonable requests for information by the Company concerning his employment status and aggregate cash compensation.  If the Company pays any amount of Severance Pay as a result of the Executive’s failure to respond promptly or fully to any such request, the Executive shall reimburse the Company for all such overpaid Severance Pay.  For the avoidance of doubt, the Executive’s service as a Consultant pursuant to the Consulting Agreement referenced in Section 2 below shall not be considered to constitute employment for purposes of this Section 1(b).

(c)No Offset.  The Executive will be under no obligation to seek other employment and, except to the extent otherwise expressly provided elsewhere in this Agreement, there shall be no offset against amounts due to the Executive on account of any remuneration or benefits provided by any subsequent employment he may obtain.  If the Executive engages in a material breach of his obligations under this Agreement or a breach of the Restrictive Covenants Agreement, the Company may cease providing any Severance Benefits that would otherwise be due to the Executive.  Except to the extent set forth above or otherwise expressly provided elsewhere in this Agreement, the Company’s obligation to make any payment pursuant to, and otherwise to perform its obligations under, this Agreement shall not be affected by any offset, counterclaim or other right that the Company may have against the Executive for any reason.

2.Consulting Agreement.  If the Executive has signed an agreement substantially in the form of Exhibit A (the “Consulting Agreement”), pursuant to which he has become a Consultant, as defined in the 2016 Plan, effective immediately upon the termination of his employment, such that he has not had a break in his Service Relationship, as defined in Section 4, then, in accordance with the terms of the amended Stock Agreements, as defined in Section 4, any outstanding equity grants that are subject to vesting based only on the passage of time in service will continue to vest during the Executive’s service as a Consultant with respect to that number of shares which would have vested if he had continued in employment with the Company in accordance with any such equity grant’s vesting schedule. The Executive shall have 90 days from the later of (i) the Date of Termination or (ii) the Consulting Agreement Termination Date, to exercise vested equity grants (but in no event later than the original expiration date).

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3.Section 409A Compliance.  Each payment pursuant to the terms of this Agreement shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).   Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of his separation from service, then any payments or benefits that otherwise would be payable pursuant to the terms of this Agreement within the first 6 months following his separation from service (the “409A Suspension Period”), shall instead be paid in a lump sum within 14 days after the end of the 6-month period following his separation from service, or the Executive’s death, if sooner, but only to the extent that such payments or benefits provide for the “deferral of compensation” within the meaning of Section 409A, after application of the exemptions provided in Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(ii)-(v) thereof.  The parties intend that this Agreement will be administered in accordance with Section 409A.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

4.Stock Agreement Amendment.  Each Stock Agreement is amended by (i) substituting “Service Relationship” for “employment” and “employment agreement or consulting agreement, as applicable” for “employment agreement” throughout each Stock Agreement; (ii) substituting “employee or consultant, as applicable” for “employee” throughout each Stock Agreement; and (iii) inserting the following: “’Service Relationship’ means employment or service as a Consultant.”  For purposes of this Agreement, “Stock Agreement” means any prior grant to the Executive of an option to purchase shares of the Company’s common stock as set forth in Incentive Stock Option Agreements, which are subject to the Proteostasis Therapeutics, Inc. 2008 Equity Incentive Plan (the “2008 Plan”) or the Proteostasis Therapeutics, Inc. 2016 Stock Option and Incentive Plan (the “2016 Plan”).  The 2008 Plan, the 2016 Plan and the Stock Agreements are together referred to as the “Equity Agreements.”

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5.Attorneys’ Fees.  The Company shall reimburse the Executive for up to $10,000 in attorneys’ fees that he incurs in connection with the negotiation of this Agreement, including without limitation the Consulting Agreement attached as Exhibit A.  For the avoidance of doubt, such reimbursement shall be subject to tax-related deductions and withholdings.

6.Release of Claims.  The Executive voluntarily releases and forever discharges the Company, its affiliated and related entities, their predecessors, successors and assigns, their employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of any and all of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, claims to have or ever claimed to have had against any or all of the Releasees.  This includes, without limitation, the release of all Claims:

•	relating to the Executive’s employment by the Company and the termination of such employment;
•	of wrongful discharge;
•	of breach of contract;
•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964 and Claims of any form of discrimination or retaliation that is prohibited by Massachusetts law);

•	under any other federal, state or city statute or regulation;
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, paid time off or any other compensation or benefits; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect the Executive’s rights, if any, (i) under any Section 401(k) plan, (ii) to indemnification, advancement and/or directors and officers insurance coverage, (iii) under any equity awards issued pursuant to Section 2(b) of the Employment Agreement or otherwise granted by the Company in writing pursuant to the approval of the Company’s Board of Directors, or (iv) under this Agreement.

The Executive agrees that he shall not seek or accept damages of any nature, other equitable or legal remedies for his own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim released by this Agreement.  He further represents that he has not assigned to any third party and he has not filed with any agency or court any Claim released by this Agreement.

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7.The Company’s Release of Claims.  The Company voluntarily releases and forever discharges the Executive generally from all Claims that, as of the date when it signed this Agreement, ever had, claims to have or ever claimed to have had against the Executive, including, without limitation, all Claims relating to the Executive’s employment by and termination of employment with the Company; provided that (i) the Company does not waive any of its rights under the Employment Agreement or the Restrictive Covenants Agreement; and (ii) the Company does not release the Executive from any civil Claim that is based on conduct that also satisfies the elements of a criminal offense.

8.Entire Agreement; Surviving Agreements.  This Agreement constitutes the entire agreement between the Parties, with the exception of the Consulting Agreement, the Equity Agreements and the Restrictive Covenants Agreement (as amended by the Restrictive Covenants Amendment); provided that Section 1 of this Agreement supersedes in all respects Sections 4(c) and 5 of the Employment Agreement.

9.Non-Disparagement.  The Executive agrees not to make any disparaging statements concerning (i) the Company or any of its affiliates, (ii) the products or services provided by any of the foregoing or (iii) any current or former officers, directors or employees of any of the foregoing.  The Company shall direct all members of its Board of Directors and all employees holding positions at or above the level of Senior Vice President not to make any disparaging statements concerning the Executive.  The scope of persons to receive such directions may be reduced at the option of the Executive if the Executive so requests in writing before such directions are issued.  These non-disparagement obligations shall not apply to any person’s statements as a witness in a legal proceeding or as otherwise required by law.  The Executive understands that nothing in this paragraph or in any other provision of this Agreement shall be interpreted or applied to prohibit him from making any good faith report to any governmental agency or other governmental entity concerning any acts or omissions that he may believe to constitute a possible violation of federal or state law or making other disclosures that are protected under the whistleblower provisions of applicable federal or state law or regulation.

10.Right to Consider and Revoke Agreement.  The Executive acknowledges that he has been given the opportunity to consider this Agreement for a period ending twenty-one (21) days after the date when it was proposed to him.  In the event that the Executive executed this Agreement within less than twenty-one (21) days after such date, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Agreement until the end of the twenty-one (21) day period.  To accept this Agreement, the Executive shall deliver a signed Agreement to the Company within such twenty-one (21) day period.  The Company may specify a designated recipient for the Agreement by written notice to the Employee (a “Company Representative”).  For a period of seven (7) business days from the date when the Executive executes this Agreement (the “Revocation Period”), the Executive shall retain the right to revoke this Agreement by written notice that is received by the Company (or a Company Representative, if designated) on or before the last day of the Revocation Period.  This Agreement shall take effect only if it is executed within the twenty-one (21) day period as

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set forth above and if it is not revoked pursuant to the preceding sentence.  If those conditions are satisfied, this Agreement shall become effective and enforceable on the date immediately following the last day of the Revocation Period (the “Effective Date”).

11.Other Terms.

(a)Legal Representation; Review of Release.  The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

(b)Binding Nature of Release.  This Agreement shall be binding upon the parties and their heirs, administrators, representatives, and successors.

(c)Amendment.  This Agreement may be amended only upon a written agreement executed by both parties.

(d)Severability.  In the event that at any future time it is determined by an arbitrator or court of competent jurisdiction that any covenant, clause, provision or term of this Agreement is illegal, invalid or unenforceable, the remaining provisions and terms of this Agreement shall not be affected thereby and the illegal, invalid or unenforceable term or provision shall be severed from the remainder of this Agreement.  In the event of such severance, the remaining covenants shall be binding and enforceable.

(e)Governing Law and Interpretation.  This Agreement shall be deemed to be made and entered into in the Commonwealth of Massachusetts, and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws provisions of Massachusetts law.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against the Company or the Executive.

(f)Absence of Reliance.  Each Party acknowledges that he or it is not relying on any promises or representations by the other Party or his or its agents, representatives or attorneys regarding any subject matter addressed in this Agreement.

[Signature Page Follows]

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So agreed by the Parties.

	/s/ Po-Shun Lee	7/23/19
	Po-Shun Lee, M.D.	Date

PROTEOSTASIS THERAPEUTICS, INC.

By:	/s/Meenu Chhabra	7/24/19
Name:	Meenu Chhabra	Date
Title:	President and CEO

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EXHIBIT A

PROTEOSTASIS THERAPEUTICS, INC.

Consulting AGREEMENT

This Consulting Agreement (this "Agreement"), is entered into as of July 23, 2019 ("Effective Date") by and between (i) Proteostasis Therapeutics, Inc., a Delaware corporation with a business address of 80 Guest Street, Suite 500, Fifth Floor, Boston, Massachusetts 02135 (the "Company"), and (ii) Po-Shun Lee, an individual having an address of 28 Hallwell Road, Chestnut Hill, Massachusetts 02467 (the "Consultant").

WHEREAS, the Company and the Consultant wish to enter into a consulting arrangement on the terms and conditions described more fully herein; and

WHEREAS, in connection with the termination of the Consultant’s employment with the Company, the Company has tendered to the Consultant a Separation Agreement and General Release (the “Separation Agreement”);

NOW, THEREFORE, for valuable consideration, the sufficiency and receipt of which are hereby acknowledged, each of the undersigned hereby agree as follows:

1.Consulting Services.

(a)Subject to and upon the terms and conditions set forth in this Agreement, the Company hereby retains the Consultant, and the Consultant hereby agrees to provide to the Company, the consulting services described below in Section 1(b).  In rendering consulting services hereunder, the Consultant shall act solely as an independent contractor and this Agreement shall not be construed to create any employee/employer relationship between the Consultant and the Company.

(b)It is hereby acknowledged and agreed by the Company and the Consultant that, during the Term of this Agreement, the Consultant's services shall include providing clinical and scientific strategic advisory services.

(c)During the Term of this Agreement, the Consultant will devote the time reasonably necessary to the performance of any consulting services requested hereunder.

(d)The Consultant shall provide his consulting services hereunder at such times and locations as are mutually agreed upon by the Consultant and the Company or, if no agreement is reached, at reasonable times and locations as designated by the Company.

(e)The Consultant shall be required to comply with the Company’s policies and the Company’s Code of Business Conduct and Ethics.

2.Compensation.

(a)Subject to the provisions of this Section 2(a), the Company shall pay the Consultant a consulting fee in an amount equal to Four Hundred Fifty dollars ($450.00) per hour for consulting services rendered during the Term of this Agreement (the "Consulting Fee"), which amount is to be paid monthly in arrears upon receipt of an invoice from Consultant.

(b)If the Term continues at least until the date when the Company pays bonuses pursuant to the Bonus Plan, as defined in the Amended and Restated Employment Agreement between the Consultant and the Company dated October 21, 2016 (the “Employment Agreement”), or if the Company terminates the Term before such date without Cause, the Company shall pay the Consultant an amount equal to 40% of the Consultant’s final annual base salary rate under the Employment Agreement times a fraction, the numerator of which is the number of days that the Consultant served the Company under this Agreement from and after the Effective Date in 2019 and the denominator of which is 365.  Such payment shall be made when bonus payments for 2019 under the Bonus Plan are issued to eligible employees but in no event later than March 15, 2020.

(c)The Company will not withhold any tax, social security or other payments due from the Consultant to any governmental taxing or other authority.  The Consultant hereby agrees that he or she will timely pay all taxes and fees upon the revenue or income he or she has earned from the Company, and will indemnify and hold the Company harmless against the claims of any governmental taxing or other authority made in connection with the revenue or income derived by the Consultant under this Agreement.

(d)Except for the Consulting Fee provided for under this Section 2 (payment of which is subject to the provisions of Section 2(a)), the bonus provided pursuant to Section 2(b), the expense reimbursement provided pursuant to Section 3, and, in the event of a termination by the Company without Cause, the terms of Section 5 and, if applicable, Section 6, the Company shall have no obligation to provide any compensation to the Consultant with respect to any consulting services rendered by the Consultant to the Company.

3.Expenses.  The Company shall reimburse the Consultant for any actual expenses incurred by the Consultant while rendering consulting services under this Agreement in accordance with Company’s travel and expense policies, so long as such expenses are reasonable and necessary, appropriately documented, and, where feasible, approved in advance in writing by the Company.

4.Term.  The period of the Consultant’s service for the Company as a consultant shall begin as of the Effective Date and shall continue thereafter in full force and effect until terminated by either party as provided below.  Such period of the Consultant’s service for the Company is referred to as the “Term” or the “Term of this Agreement.”  For the avoidance of doubt, a termination of the Term shall not affect the Consultant’s ongoing obligations to the Company pursuant to Sections 7, 8, 9 or 10 below.  The Company may terminate the Term without Cause and the Consultant may terminate the Term for any reason upon at least five (5) days’ prior written notice to the other party, and the Term shall terminate automatically upon the Consultant’s death.  The Company may terminate the Term immediately upon notice for Cause.  “Cause” shall mean any of the following:

(i)the Consultant does not timely execute (or executes and subsequently revokes) the Separation Agreement;

(ii)material failure by the Consultant to perform requested services within a reasonable period under the circumstances;

(iii)the Consultant’s commission of any act of material and willful misconduct, fraud or dishonesty, provided that this shall not include the occasional, customary and de minimis use of Company property for personal purposes;

(iv)the Consultant’s gross negligence in the performance of material requested services;

(v)actions or omissions by the Consultant that satisfy the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud;

(vi)a material breach by the Consultant of any of the Consultant’s obligations under this Agreement or any other agreement between the Company and the Consultant, including without limitation the Consultant’s Employee Proprietary information, Inventions, Non-Competition and Non-Solicitation Agreement with the Company; or

(vii)the Consultant’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the Consultant’s willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; provided that the Consultant’s exercise of his constitutional right not to make self-incriminating statements in response to inquiries by regulatory or law enforcement authorities shall not constitute a failure to cooperate with an investigation by such authorities.

The Company shall not have any obligation to make payment of any consulting fees or other compensation to Consultant in respect of any period following the termination of the Term.

5.Accelerated Vesting Due to Early Termination without Cause.  If the Company terminates the Term of this Agreement without Cause before the date nine (9) months from the Effective Date (the “Nine-Month Date”), any outstanding equity grants that are subject to vesting based only on the passage of time in service will vest in respect to that number of shares that would have vested if the Term had continued to and ended on the Nine-Month Date.  The Consultant shall have 90 days from the later of (i) the end of the Term or (ii) the end of the “Severance Period,” as defined in the Separation Agreement, in which to exercise vested stock options (but in no event later than the original expiration date of the applicable stock option).

6.Change in Control Accelerated Vesting.

(a)Accelerated Vesting.  If a Change in Control of the Company occurs in 2019 and, within 12 months of such Change in Control, the Term is terminated by the Company without Cause, then, upon such termination, 100% of the Consultant’s then outstanding unvested equity grants that are subject to vesting based only on the passage of time in service shall immediately vest and become fully exercisable and not subject to forfeiture.  The Consultant shall have 90 days from the later of (i) the end of the Term or (ii) the end of the Severance Period in which to exercise vested equity grants (but in no event later than the applicable expiration date).

(b)Limitation.

(i)Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Consultant, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Consultant becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Consultant receiving a higher After Tax Amount (as defined below) than the Consultant would receive if the Aggregate Payments were not subject to such reduction.  In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code:  (A) cash payments not subject to Section 409A of the Code; (B) cash payments subject to Section 409A of the Code; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(ii)For purposes of this Section 6(b), the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Consultant as a result of the Consultant’s receipt of the Aggregate Payments.  For purposes of determining the After Tax Amount, the Consultant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(iii)The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 6(b)(i) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Consultant within fifteen (15) business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Consultant.  Any determination by the Accounting Firm shall be binding upon the Company and the Consultant.

(c)Definition of Change in Control.  For purposes of this Agreement, “Change in Control” shall mean any of the following:

(i)any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all

“affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, is or shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities, other than as a result of the acquisition of newly issued shares of capital stock of the Company pursuant to any financing transaction by the Company or otherwise; or

(ii)the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than 50% of the voting shares of the company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company (other than in connection with the wind-up, liquidation or dissolution of the Company);

provided, however, that any public offering or any other capital raising event of the Company, public or private, or a merger effected solely to change the Company’s domicile shall not constitute a Change in Control.

7.Confidentiality.

(a)For purposes of this Agreement, the term "Confidential Information" shall mean (i) proprietary information, knowledge or data of the Company, (ii) trade secrets of the Company and (iii) any other information of the Company disclosed to the Consultant or to which the Consultant is given access prior to the termination of his consulting services to the Company.  Without limiting the generality of the foregoing, the term Confidential Information shall include (A) all inventions, improvements, developments, ideas, processes, prototypes, plans, drawings, designs, models, formulations, specifications, methods, techniques, shop-practices, discoveries, innovations, creations, technologies, formulas, algorithms, data, computer databases, reports, laboratory notebooks, papers, writings, photographs, source and object codes, software programs, other works of authorship, know-how, patents, trademarks and copyrights (including all records pertaining to any of the foregoing), whether or not reduced to writing and whether or not patented or patentable or registered or registrable under patent, copyright, trademark or similar statute, that are owned by the Company or that are required to be assigned to the Company by any person, including, without limitation, any employee or consultant of the Company, or that are licensed to the Company by any person (collectively, “Inventions”), (B) information regarding the Company's plans for research and development or for new products, (C) scientific, engineering or manufacturing information pertaining to the Company or any of its operations or products, (D) information regarding regulatory matters pertaining to the Company, (E) information regarding any acquisition or strategic alliance effected by the Company or any proposed acquisition or strategic alliance being considered by the Company, (F) information regarding the status or outcome of any negotiations engaged in by the Company, (G) information regarding the existence or terms of any contract entered into by the Company, (H) information regarding any aspect of the Company's intellectual property position, (I) information regarding prices or costs of the Company, (J) information regarding any aspect of the Company's business strategy, including, without limitation, the Company's marketing, selling and distribution strategies, (K) information regarding customers or suppliers of the Company, (L) information regarding the skills,  compensation and other terms of employment or engagement of the Company's employees and consultants, (M) business plans, budgets, unpublished financial statements and unpublished financial data of the Company, (N) information regarding marketing and sales of any actual or proposed product or services of the Company and (O) any other information that the Company may designate as confidential.

(b)The Consultant acknowledges that, except to the extent otherwise provided in this Section 7(b) or in Section 7(d) below, all Confidential Information disclosed to or acquired by the Consultant is a valuable, special, and unique asset of the Company and is to be held in trust by the Consultant for the Company's sole benefit.  Except as otherwise provided in this Section 7(b) or in Section 7(d) below, the Consultant shall not, at any time during or after the Term of this Agreement, use for himself or others, or disclose or communicate to any person for any reason, any Confidential Information without the prior written consent of the Company.  Notwithstanding anything in this Section 7(b) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Information in performing his consulting services to the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services and (ii) the Consultant may disclose any Confidential Information pursuant to a request or order of any court or governmental agency, provided that in the event that consultant receives a subpoena for any such materials, the Consultant shall promptly notify the Company of any such subpoena and provide reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such subpoena.  Furthermore, for the avoidance of doubt, nothing in this Agreement shall be interpreted or applied to prohibit the Consultant from making any good faith report to any governmental agency or other governmental entity concerning any act or omission that the Consultant reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation.

(c)The Consultant acknowledges and agrees that the Company has received, and may receive in the future, confidential or proprietary information from third parties ("Third Party Confidential Information") subject to a duty on the Company's part to maintain the confidentiality of such Third Party Confidential Information and to use it only for certain limited purposes.  During the Term of this Agreement and thereafter, the Consultant shall hold Third Party Confidential Information in the strictest confidence and will not use or disclose to anyone any Third Party Confidential Information, unless expressly authorized in writing by the Company or unless otherwise provided below in this Section 7(c) or in Section 7(d) below.  Notwithstanding anything in this Section 7(c) to the contrary, it is understood that, except to the extent otherwise expressly prohibited by the Company, (i) the Consultant may disclose or use Confidential Third Party Information in performing his consulting services for the Company but only to the extent required or necessary for the performance of such consulting services in the ordinary course and within the scope of his consulting services and (ii) the Consultant may disclose any Third Party Confidential Information pursuant to a request or order of any court or governmental agency, provided that the Consultant promptly notifies the Company of any such request or order and provides reasonable cooperation (at the Company's expense) in the efforts, if any, of the Company to contest or limit the scope of such request or order.

(d)The Consultant's obligations under Sections 7(b) and 7(c) not to use, disclose or communicate Confidential Information or Third Party Confidential Information to any person without the prior written consent of the Company shall not apply to any Confidential Information or Third Party

Confidential Information which (i) is or becomes publicly known (as demonstrated by written evidence provided by the Consultant) under circumstances involving no breach by the Consultant of this Agreement or (ii) was or is approved for release by the CEO or an authorized representative of the Company.

(e)The Consultant understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Consultant shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(f)The obligations of the Consultant under this Section 7 are without prejudice, and are in addition to, any other obligations or duties of confidentiality whether express or implied or imposed by applicable law, that are owed to the Company or any other person to whom the Company owes an obligation of confidentiality.  The provisions of this Section 7 shall survive any termination of this Agreement.

8.No Improper Disclosure or Use of Materials.

(a)The Consultant shall not improperly use or disclose to or for the Company's benefit any confidential information or trade secrets of (i) any former, current or future employer, (ii) any person to whom the Consultant has previously provided, currently provides or may in the future provide consulting services or (iii) any other person to whom the Consultant owes an obligation of confidentiality.  The Consultant shall not bring onto the premises of the Company any unpublished documents or any property belonging to any person referred to in any of the foregoing clauses (i), (ii) and (iii) unless consented to in writing by such person.

(b)The Consultant agrees that any property situated on the Company's premises, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

(c)The Consultant will promptly deliver to the Company, upon the termination of the Consultant's consulting services to the Company or, if earlier, upon the request of the Company, all documents and other tangible media (including all originals, copies, reproductions, digests, abstracts, summaries, analyses, notes, notebooks, drawings, manuals, memoranda, records, reports, plans, specifications, devices, formulas, storage media, including software, and computer printouts) in the Consultant's actual or constructive possession or control that contain, reflect, disclose or relate to any Confidential Information, Third Party Confidential Information, Assigned Inventions or Proprietary Rights.  The Consultant will destroy any related computer entries on equipment or media not owned by the Company.  The provisions of this Section 8 shall survive any termination of this Agreement.

9.Inventions Assignment.

(a)For purposes of this Agreement, the term "Assigned Inventions" (subject to the provisions of Section 9(c)) shall mean any and all Inventions that (i) are made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant, either alone or together with others, in the course of rendering his consulting services hereunder or in the course of otherwise rendering any services to the Company (in either case, regardless of whether or not such

Inventions were made, conceived, invented, discovered, originated, authored, created, learned or reduced to practice by the Consultant at the Company's facilities or during regular business hours or utilizing resources of the Company) or (ii) arise out of or are based upon any Confidential Information or Third Party Confidential Information.  For purposes of this Agreement, the term "Proprietary Rights" shall mean any and all rights under or in connection with any patents, patent applications, copyrights, copyright applications, mask works, trade secrets and other intellectual property rights with respect to Assigned Inventions.

(b)The Consultant hereby agrees to hold any and all Assigned Inventions and Proprietary Rights in trust for the sole right and benefit of the Company and such other person or persons as the Company shall designate in writing, and the Consultant hereby assigns to the Company and such other person or persons as the Company shall designate in writing all of his right, title and interest in and to any and all Assigned Inventions and Proprietary Rights.  The Consultant agrees to give the Company prompt written notice of any Assigned Invention or Proprietary Right and agrees to execute such instruments of transfer, assignment, conveyance or confirmation and such other documents as the Company may request to evidence, confirm or perfect the assignment of all of the Consultant's right, title and interest in and to any Assigned Invention or Proprietary Right pursuant to the foregoing provisions of this Section 9(b).  The Consultant hereby waives and quitclaims to the Company any and all claims of any nature whatsoever that the Consultant may now or hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company. The obligations of the Consultant under this Section are without prejudice, and are in addition to, any other obligations or duties of the Consultant, whether express or implied or imposed by applicable law, to assign to the Company all Assigned Inventions and all Proprietary Rights.

(c)At the request of the Company, the Consultant will assist the Company to perfect, obtain and enforce in any country in the world Proprietary Rights relating to any or all Assigned Inventions (including, without limitation, executing assignments of patents or copyrights).  The Consultant's obligation under this Section 9(c) shall continue beyond the Term.  If, and to the extent that, at any time after the Term, the Company requests assistance from the Consultant with respect to perfecting, obtaining and enforcing in any country in the world any Proprietary Rights relating to Assigned Inventions, the Company shall compensate the Consultant at a reasonable rate for the time actually spent by the Consultant on such assistance.

(d)By this Agreement, the Consultant hereby irrevocably constitutes and appoints the Company as his attorney-in-fact for the purpose of executing, in the Consultant's name and on his behalf, (i) such instruments or other documents as may be necessary to evidence, confirm or perfect any assignment pursuant to the provisions of this Section 9 or (ii) such applications, certificates, instruments or documents as may be necessary to obtain or enforce any Proprietary Rights in any country of the world.  This power of attorney is coupled with an interest on the part of the Company and is irrevocable.

(e)Without the prior written consent of the Company, the Consultant shall not, at any time, file any patent or copyright application with respect to, or claiming, any Assigned Inventions.  In addition, after termination of the Consultant's consulting services to the Company, the Consultant shall promptly disclose all patent or copyright applications filed by the Consultant within one year after such termination.  The provisions of this Section 9 shall survive any termination of this Agreement.

10.No Use of Name, Etc.  Without the prior written consent of the Company, the Consultant shall not, at any time, use, for himself or on behalf of any other person, any name that is identical or similar to or likely to be confused with the name of the Company or any product or service produced or provided by the Company.  Without the prior written consent of the Company, the Consultant shall not, at any time after the termination of the Consultant's consulting services to the Company, directly or indirectly represent himself, whether on his behalf or on behalf of any other person, as then being in any way connected or associated with the Company.

11.No Conflicting Obligation.  The Consultant represents that he is free to enter into this Agreement and that his performance of all of the terms of this Agreement and of all of his duties as a consultant to the Company do not and will not breach (a) any agreement to keep in confidence information acquired by the Consultant in confidence or in trust, (b) any agreement to assign to any third party inventions made by the Consultant or (c) any agreement not to compete against the business of any third party.  Consultant further represents that he has not made and will not make any agreements in conflict with this Agreement.

12.Insider Trading. The Consultant acknowledges that:

(a)Proteostasis Therapeutics, Inc. is a public company that is subject to the reporting requirements of the Securities and Exchange Act of 1934, as amended;

(b)During the course of Consultant’s duties hereunder, Consultant may receive from the Company or others information that may be considered material, nonpublic information about the Company or others; and

(c)Buying or selling Company securities when in possession of, or based on, material non-public information about the Company, or informing, or "tipping," any other person about such material information, is illegal and Consultant agrees not to do so.

13.Miscellaneous.

13.1.Entire Agreement.  This Agreement represents the entire Agreement of the parties with respect to the arrangements contemplated hereby.  No prior agreement, whether written or oral, shall be construed to change, amend, alter, repeal or invalidate this Agreement.  This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties.

13.2.Waiver.  No consent to or waiver of any breach or default in the performance of any obligations hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

13.3.Assignment.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  This Agreement may be assigned by the Company to any Affiliate of the Company and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).  "Affiliate of the Company" means any person which, directly or indirectly, controls or is controlled by or is under common control with the Company and, for the purposes of this definition, "control" (including the terms "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another whether through the ownership of voting securities or holding of office in another, by contract or otherwise.  The Consultant may not assign or transfer any or all of his rights or obligations under this Agreement.

13.4.Disputes and Costs.  In case of any dispute hereunder, the parties will submit to the exclusive jurisdiction and venue of any court of competent jurisdiction sitting in Suffolk County, Massachusetts, and will comply with all requirements necessary to give such court jurisdiction over the parties and the controversy.  EACH PARTY WAIVES ANY RIGHT TO A JURY TRIAL AND TO CLAIM OR RECOVER PUNITIVE DAMAGES.

13.5.Notices.  Any notices required or permitted hereunder shall be given to Consultant in person or shall be delivered to the Consultant at his address as it appears in the first paragraph of this Agreement or at such other address as he shall specify in writing.  Such notice shall be deemed given upon delivery to the Consultant in person or upon personal delivery to the Consultant's appropriate address or, if sent by certified or registered mail, three days after the date of mailing.

13.6.Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of The Commonwealth of Massachusetts without reference to any choice or conflict of laws rule or provision that would result in the application of the substantive law of any other jurisdiction.  Section headings of this Agreement are for reference only and shall not affect its interpretation.  In the event that any provision of this Agreement should be held unenforceable by a court of competent jurisdiction, such court is hereby authorized to amend such provision so as to be enforceable to the fullest extent permitted by law, and all remaining provisions shall continue in full force without being impaired or invalidated in any way.

13.7.Counterparts.  This Agreement may be executed in counterparts, all of which together shall, for all purposes, constitute one agreement binding on each of the parties hereto notwithstanding that each such party shall not have signed the same counterpart.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have signed this Consulting Agreement as of the date written above intending it to take effect as a sealed instrument.

PROTEOSTASIS THERAPEUTICS, INC.

By:
Name:	Meenu Chhabra
Title:	President and Chief Executive Officer

PO-SHUN LEE

Tel:
Email:
Consultant Federal Tax ID/FEIN:
(Do not include SSN here)